UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

April 27, 2009

INLAND WESTERN RETAIL REAL ESTATE TRUST, INC.

(exact name of registrant as specified in charter)

Maryland (State or Other Jurisdiction of Incorporation)	000-51199 (Commission File Number)	42-1579325 (IRS Employer Identification No.)

2901 Butterfield Road, Oak Brook, Illinois		60523
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (630) 218-8000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement

As previously disclosed, on November 15, 2007, pursuant to an agreement and plan of merger, approved by the Company’s shareholders on November 13, 2007, the Company acquired, through a series of mergers, four entities affiliated with the Company’s former sponsor, Inland Real Estate Investment Corporation, which entities provided business management/advisory and property management services to the Company.  Shareholders of the acquired companies received an aggregate of 37,500,000 shares of the Company’s common stock, valued under the merger agreement at $10.00 per share.  In connection with the closing of the mergers, the Company entered into an Escrow Agreement (the “Escrow Agreement”), dated as of November 15, 2007 (the “Effective Date”), by and among Inland Real Estate Investment Corporation, the Company, IWEST Merger Agent, LLC and LaSalle Bank, N.A.  The Escrow Agreement was filed as Exhibit 10.531 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, as amended.

As previously disclosed, the Company entered into a First Amendment to Escrow Agreement, dated as of November 14, 2008, by and among Inland Real Estate Investment Corporation, the Company, IWEST Merger Agent, LLC and Bank of America, N.A. as successor to LaSalle Bank, N.A., which, among other things, deleted the requirement to make an initial distribution of certain of the shares held in the escrow account on the first anniversary of the closing of the mergers.

On April 27, 2009, the Company entered into a Second Amendment to Escrow Agreement (the “Second Amendment”), by and among Inland Real Estate Investment Corporation, the Company, IWEST Merger Agent, LLC and Bank of America, N.A. as successor to LaSalle Bank, N.A.  The Second Amendment revises the Escrow Agreement to provide that the “Final Disbursement Date,” as defined in the Escrow Agreement, for the disbursement of shares held in the escrow account, shall be November 15, 2009, the second anniversary of the Effective Date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INLAND WESTERN RETAIL REAL ESTATE TRUST, INC.
(Registrant)

	By:	/s/ Steven P. Grimes
Steven P. Grimes
Date: April 27, 2009		Chief Operating Officer, Chief Financial Officer and Treasurer